Exhibit 99.2

Contact:	Mark D. Boehmer
VP & Treasurer
(336) 861- 3603

FOR IMMEDIATE RELEASE

SEALY REPORTS STRONG DOUBLE DIGIT INCREASES IN SALES

TRINITY, North Carolina (July 13, 2005) – Sealy Mattress Corporation, the world’s largest manufacturer of bedding products, today announced results for the fiscal second quarter ending May 29, 2005.

For the quarter, Sealy reported sales of $355.9 million, an increase of 12.4% from $316.6 million for the same period a year ago. Gross profit was $157.1 million or 44.1% of sales as compared with $136.6 million or 43.2% a year earlier. Net income was $7.7 million as compared to a net loss of $82.2 million a year earlier. For the quarter, Adjusted EBITDA, as defined in the credit agreement governing our senior secured credit facilities, was $56.0 million compared with $44.1 million a year earlier an increase of 27%. Our debt, net of cash at the end of the quarter was $927.1 million, down $24.4 million from the end of our first quarter. For the six months ending May 29, 2005, Sealy reported sales of $714.9 million, an increase of 12.6% from the same period a year ago. Gross profit was $316.2 million year-to-date, or 44.2% of sales as compared with $271.2 million, or 42.7% from the same period a year ago. Net income year-to-date was $29.5 million as compared with a net loss of $70.9 million. Year-to-date Adjusted EBITDA was $115.6 million as compared with $91.6 million a year ago, an increase of 26.2%. Please see the attached tables below for a reconciliation of EBITDA and Adjusted EBITDA to net income and cash flow from operations.

“We continue to be pleased with our overall results,” said David J. McIlquham, Sealy’s Chairman and Chief Executive Officer. “These results were driven by strong consumer demand for our brands, continued mix and unit improvement, and our ongoing lean manufacturing and cost reduction initiatives domestically. We have also continued to see strong double digit sales and EBITDA growth in our international operations. The successes we have realized have allowed us to amend our senior credit agreement to provide an additional $100 million which was utilized to repay the senior unsecured term loan. This action resulted in a reduction of the interest cost of 275 basis points on this $100 million debt and 25 basis points on the remaining senior secured term loan.”

Sealy is the largest bedding manufacturer in the world with sales of $1.3 billion in 2004. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy ®, Sealy Posturepedic ®, Stearns & Foster ®, and Bassett ® brands. Sealy has the largest market share and highest consumer awareness of any bedding brand in North America. Sealy employs more than 6,000 individuals, has 29 plants, and sells its products to 3,200 customers with more than 7,400 retail outlets worldwide. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

Sealy also announced its quarterly conference call for Thursday, July 14th at 10 am EST.  The dial-in number is: (800) 553-5275 (Domestic), (612) 332-0636 (International).

Sealy Mattress Corporation was formed on March 31, 2004 as a wholly-owned subsidiary of Sealy Corporation and, on April 6, 2004, Sealy Corporation contributed the equity of Sealy Mattress Company to Sealy Mattress Corporation.  For purposes of this press release, all financial and other information herein relating to periods prior to April 6, 2004, is that of Sealy Corporation and its consolidated subsidiaries, as the predecessor accounting entity to Sealy Mattress Corporation.

SEALY MATTRESS CORPORATION

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Quarter Ended May 29, 2005	Quarter Ended May 30, 2004

Net sales—Non-affiliates	$355,890	$315,113
Net sales—Affiliates	—	1,441

Total net sales	355,890	316,554
Costs and expenses:
Cost of goods sold—Non-affiliates	198,777	179,110
Cost of goods sold—Affiliates	—	827

Total cost of goods sold	198,777	179,937

Gross profit	157,113	136,617
Selling, general and administrative	110,462	105,747
Recapitalization expense	—	132,740
Amortization of intangibles	112	296
Royalty income, net	(3,716)	(3,319)

Income (loss) from operations	50,255	(98,847)
Interest expense	18,405	16,914
Other (income) expense, net	6,183	(308)

Income (loss) before income taxes	25,667	(115,453)
Income tax expense (benefit)	18,006	(33,295)

Net income (loss)	$7,661	$(82,158)

	Six Months Ended May 29, 2005	Six Months Ended May 30, 2004

Net sales—Non-affiliates	$714,913	$627,722
Net sales—Affiliates	—	7,030

Total net sales	714,913	634,752
Costs and expenses:
Cost of goods sold—Non-affiliates	398,750	359,503
Cost of goods sold—Affiliates	—	4,035

Total cost of goods sold	398,750	363,538

Gross profit	316,163	271,214
Selling, general and administrative	218,793	207,373
Recapitalization expense	—	132,740
Amortization of intangibles	287	590
Royalty income, net	(6,344)	(6,703)

Income (loss) from operations	103,427	(62,786)
Interest expense	36,204	33,858
Other (income) expense, net	6,090	(742)

Income (loss) before income taxes	61,133	(95,902)
Income tax expense (benefit)	31,619	(25,005)

Net income (loss)	$29,514	$(70,897)

SEALY MATTRESS CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	May 29, 2005	November 28, 2004

ASSETS
Current assets:
Cash and cash equivalents	$25,038	$22,779
Accounts receivable, net of allowances for bad debts, cash discounts and returns	185,440	172,829
Inventories	56,278	51,923
Assets held for sale	4,270	8,983
Deferred income taxes	11,636	23,898
Prepaid expenses and other current assets	13,201	18,713

	295,863	299,125
Property, plant and equipment, at cost	319,683	309,919
Less: accumulated depreciation	(152,720)	(145,740)

	166,963	164,179
Other assets:
Goodwill	384,240	387,508
Other intangibles, net	4,470	4,555
Debt issuance costs, net, and other assets	35,894	41,910

	424,604	433,973

	$887,430	$897,277
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term obligations	$20,676	$8,542
Accounts payable	103,558	96,566
Accrued interest	18,548	27,366
Accrued incentives and advertising	32,525	35,829
Accrued compensation	32,511	37,142
Other accrued expenses	41,901	49,795

	249,719	255,240
Due to parent company	6,094	3,376
Long-term obligations, net	931,457	965,795
Other noncurrent liabilities	43,355	45,774
Deferred income taxes	15,652	10,835
Stockholders’ deficit:
Common stock	—	—
Additional paid-in capital	458,620	458,620
Accumulated deficit	(818,644)	(848,158)
Accumulated other comprehensive loss	1,177	5,795

	(358,847)	(383,743)

	$887,430	$897,277

SEALY MATTRESS CORPORATION

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended May 29, 2005	Six Months Ended May 30, 2004
Net cash provided by (used in) operating activities:	$34,735	$(44,921)
Cash flows from investing activities:
Purchase of property, plant and equipment	(14,807)	(11,442)
Cash received on affiliate note and investment	—	13,573
Proceeds from the sale of property, plant and equipment	4,648	1,444

Net cash provided by (used for) investing activities	(10,159)	3,575

Cash flows from financing activities:
Cash flows associated with financing of the recapitalization:
Proceeds from issuance of common stock	—	436,050
Treasury stock repurchase (including direct expenses of $7,608)	—	(748,141)
Proceeds from the issuance of new long-term debt	—	1,050,000
Repayment of existing long-term debt	—	(737,128)
Debt issuance costs	—	(35,987)
Repayments of senior secured term loan	(35,000)	—
Net borrowings under revolving credit facilities	5,261	—
Other borrowings	8,149	563
Equity contributions from exercise of stock options	—	63
Other	1	—

Net cash used in financing activities	(21,589)	(34,580)

Effect of exchange rate changes on cash	(728)	(176)

Change in cash and cash equivalents	2,259	(76,102)
Cash and cash equivalents:
Beginning of period	22,779	101,100

End of period	$25,038	$24,998

Our long-term obligations contain various financial tests and covenants. The senior secured credit facilities require us to meet a minimum interest coverage ratio and a maximum leverage ratio. The indenture governing the senior subordinated notes also requires us to meet a fixed charge coverage ratio in order to incur additional indebtedness, subject to certain exceptions. We are currently in compliance with all debt covenants. The specific covenants and related definitions can be found in the applicable debt agreements, each of which has been previously filed with the Securities and Exchange Commission.

Certain covenants contained in the senior secured credit facilities and senior subordinated notes are based on what we refer to herein as ‘‘Adjusted EBITDA.’’ In those agreements, EBITDA is defined as net income plus interest, taxes, depreciation and amortization and Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance. Adjusted EBITDA is presented herein as it is a material component of these covenants. For instance, the indenture governing the senior subordinated notes and the agreement governing the senior secured credit facilities of Sealy Mattress Company (“SMC”) each contain financial covenant ratios, specifically leverage and interest coverage ratios, that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial ratio maintenance covenants contained in SMC’s senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indenture governing the senior subordinated notes would prohibit SMC and its subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. In addition, under the restricted payment covenants contained in the indenture governing the senior subordinated notes, the ability of SMC to pay dividends is restricted by formula based on the amount of Adjusted EBITDA. While the determination of ‘‘unusual items’’ is subject to interpretation and requires judgment, we believe the adjustments listed below are in accordance with the covenants discussed above.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, they are not intended to be measures of operating cash flows available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the six months ended May 29, 2005 and May 30, 2004:

	Six Months Ended	Six Months Ended
	May 29, 2005	May 30, 2004
Net Income	$29.5	$(70.9)
Interest	36.2	33.8
Income taxes	31.6	(25.0)
Depreciation and amortization	10.7	12.2

EBITDA	$108.0	$(49.9)
Recapitalization expense	—	132.7
Management fees to primary owner	1.0	0.5

Unusual and nonrecurring losses:
Post-closing residual plant costs	0.8	1.7
Effect of price rollback programs due to introduction of new “Unicased” product	—	1.1
Various other new product introcution costs		0.1
Severance		0.6
Bank refinancing charge	6.2
Other (various)	(0.4)	4.8

Adjusted EBITDA	$115.6	$91.6

The following table sets forth a reconciliation of EBITDA to cash flow from operations for the six months ended May 29, 2005 and May 30, 2004:

	Six Months Ended May 29, 2005	Six Months Ended May 30, 2004
Net (loss) income	$29.5	$(70.9)
Interest	36.2	33.8
Income taxes	31.6	(25.0)
Depreciation and amortization	10.7	12.2

EBITDA	$108.0	$(49.9)
Adjustments to EBITDA to arrive at cash flow from operations:
Interest expense	(36.2)	(33.8)
Income taxes	(31.1)	25.0
Non-cash charges against (credits to) net income	24.0	41.3
Changes in operating assets and liabilities.	(30.0)	(27.5)

Cash flow from operations	$34.7	$(44.9)

The following table sets forth a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the three months ended May 29, 2005 and May 30, 2004:

	Three Months Ended May 29, 2005	Three Months Ended May 30, 2004
	(in millions)
Net Income	$7.7	$(82.2)
Interest	18.4	16.9
Income Taxes	18.0	(33.3)
Depreciation and Amortization	5.2	6.1

EBITDA	$49.3	$(92.5)
Recapitalization expenses		132.7
Management fees payable to KKR	0.5	—
Management fees to primary owner	—	0.5

Unusual Items:
Post-closing residual plant costs	0.3	—
Effect of price rollback programs due to	—	1.7
Various other new product introduction costs introduction of new “Unicased” product	—	1.1
Severance	—	0.1
Bank refinancing charge	6.2	0.6
Other (various)	(0.3)	(0.1)

Adjusted EBITDA	$56.0	$44.1

The following table reconciles EBITDA to cash flow from operations:

	Three Months Ended May 29, 2005	Three Months Ended May 30, 2004
	(in millions)
Net Income	$7.7	$(82.2)
Interest	18.4	16.9
Income Taxes	18.0	(33.3)
Depreciation and Amortization	5.2	6.1

EBITDA	$49.3	$(92.5)
Adjustments to EBITDA to arrive at cash flow from operations:
Interest expense	(18.4)	(16.9)
Income taxes	(18.0)	33.3
Non-cash charges against (credits to) net income	11.5	40.3
Changes in operating assets & liabilities	5.9	9.2

Cash flow from operations	$30.3	$(26.6)